Exhibit 99.1

SS&C Technologies Releases Q4 and

Full Year 2019 Earnings

Q4 2019 GAAP revenue $1,203.5 million, up 8.3 percent, Fully Diluted GAAP Earnings Per Share $0.54, up 134.8%

Adjusted revenue $1,212.2 million, up 7.0 percent, Adjusted Diluted Earnings Per Share $1.08, up 13.7 percent

WINDSOR, CT, February 12, 2020 (PR Newswire) SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of investment, financial, and healthcare software-enabled services and software, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

GAAP Results

SS&C reported GAAP revenue of $1,203.5 million for the fourth quarter of 2019, up 8.3 percent compared to $1,111.0 million in the fourth quarter of 2018. GAAP revenue for the year ended December 31, 2019 was $4,632.9 million, increasing 35.4 percent from $3,421.1 million in 2018.  GAAP operating income for the fourth quarter of 2019 was $261.3 million, or 21.7 percent of GAAP revenue, compared to GAAP operating income of $212.4 million, or 19.1 percent of GAAP revenue, in 2018’s fourth quarter.  GAAP operating income for the year ended December 31, 2019 was $914.4 million, or 19.7 percent of GAAP revenue, compared to $429.1 million, or 12.5 percent of GAAP revenue for 2018, up 113.1 percent.

GAAP net income for the fourth quarter of 2019 was $141.6 million compared to GAAP net income of $58.7 million in 2018’s fourth quarter, up 141.2%. GAAP net income for the year ended December 31, 2019 was $438.5 million, up 324.9 percent compared to $103.2 million in 2018.  On a fully diluted GAAP basis, earnings per share in the fourth quarter of 2019 were $0.54 per share compared to earnings per share of $0.23 on a fully diluted GAAP basis in the fourth quarter of 2018, up 134.8%.  On a fully diluted GAAP basis, earnings per share for the year ended December 31, 2019 were $1.66, up 295.2 percent from 2018’s $0.42 per share.

Adjusted Non-GAAP Results (defined in Notes 1-4 below)

Adjusted revenue was $1,212.2 million for the fourth quarter of 2019, up 7.0 percent compared to $1,132.8 million in the fourth quarter of 2018. Adjusted revenue for the year ended December 31, 2019 was $4,668.8 million, increasing 34.2 percent from $3,478.7 million in 2018.  Adjusted operating income for the fourth quarter of 2019 was $470.0 million, or 38.8 percent of adjusted revenue, compared to $421.5 million, or 37.2 percent of adjusted revenue, in 2018’s fourth quarter, representing an 11.5 percent increase and an increase of over 150 basis points in adjusted operating margin.  Adjusted operating income for the year ended December 31, 2019 was $1,742.7 million, or 37.3 percent of adjusted revenue, compared to $1,209.9 million, or 34.8 percent of adjusted revenue, for 2018, representing a 44.0 percent increase.

Adjusted net income for the fourth quarter of 2019 was $284.6 million, up 17.1 percent compared to $243.0 million in 2018’s fourth quarter. Adjusted net income for the year ended December 31, 2019 was $1,010.9 million, up 42.1 percent compared to $711.5 million in 2018.  Adjusted diluted earnings per share in the fourth quarter of 2019 were $1.08 per share, up 13.7 percent compared to $0.95 per share in the fourth quarter of 2018.  Adjusted diluted earnings per share for the year ended December 31, 2019 were $3.83, up 31.2 percent from 2018’s $2.92 per share.

Fourth Quarter and Full Year 2019 Highlights:

•	Cash flow provided by operations for Q4 2019 was $573.3 million, up 80.5 percent from $317.7 million in Q4 2018.
•	Cash flow provided by operations was $1,328.3 million for the twelve months ended December 31, 2019 a 107.5 percent increase from $640.1 million for the prior twelve months.

•

Paid down $1,123.8 million of net debt in the twelve months ended December 31, 2019, and paid down $2,046.6 million of net debt since our April 2018 acquisition of DST Systems, bringing our net leverage ratio to 3.77 times consolidated EBITDA, and our net secured leverage ratio to 2.70 times consolidated EBITDA.

•	Adjusted operating income margins were 38.8 percent of adjusted revenue in Q4 2019 compared to 37.2 percent in Q4 2018.
•	Adjusted consolidated EBITDA increased 10.3 percent to $490.5 million in Q4 2019. Adjusted consolidated EBITDA margin was 40.5 percent of adjusted revenue.
•	In Q4 2019, SS&C increased its common stock dividend to $0.125 per quarter, a 25.0 percent increase.
•	SS&C completed the Algorithmics acquisition on December 2, 2019.

“SS&C finished 2019 strong, with fourth quarter record adjusted revenue of $1,212.2 million, up 7.0 percent, and record adjusted diluted earnings per share of $1.08, up 13.7 percent. Operating cash flow was up 107.5 percent in 2019, and we reduced our leverage ratio to 3.77x,” says Bill Stone, Chairman and Chief Executive Officer. “Going into a new decade, we are confident in our financial strength and the resiliency of SS&C’s business model. The financial services and healthcare markets we serve are complex and demanding. The investments we make in expertise, talent, innovative technology, and value-add services have and will pay dividends well into the future.”

Operating Cash Flow

SS&C generated net cash from operating activities of $1,328.3 million for the twelve months ended December 31, 2019, compared to $640.1 million for the same period in 2018, representing a 107.5 percent increase. SS&C ended the fourth quarter with $152.8 million in cash and cash equivalents and $7,228.9 million in gross debt, for a net debt balance of $7,076.1 million.  SS&C’s consolidated net leverage ratio as defined in our credit agreement stood at 3.77 times consolidated EBITDA as of December 31, 2019. SS&C’s net secured leverage ratio stood at 2.70 times consolidated EBITDA as of December 31, 2019.

Guidance

	Q1 2020	FY 2020
Adjusted Revenue ($M)	$1,150.0 – $1,190.0	$4,692.0 – $4,852.0
Adjusted Net Income ($M)	$248.5 – $264.5	$1,084.5 – $1,139.5
Cash from Operating Activities ($M)	–	$1,220.0 – $1,260.0
Capital Expenditures (% of revenue)	–	2.9% – 3.1%
Diluted Shares (M)	268.5 – 267.5	273.0 – 270.0
Effective Income Tax Rate (%)	26%	26%

SS&C does not provide reconciliations of guidance for Adjusted Revenues and Adjusted Net Income to comparable GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. SS&C is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include acquisition transactions and integration, foreign exchange rate changes, as well as other non-cash and other adjustments as defined under the Company’s Credit agreement, that are difficult to predict in advance in order to include in a GAAP estimate.  The unavailable information could have a significant impact on Q1 2020 and FY 2020 GAAP financial results.

Non-GAAP Financial Measures

Adjusted revenue, adjusted operating income, adjusted consolidated EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP measures. See the accompanying notes for the reconciliations and definitions for each of these non-GAAP measures and the reasons our management believes these measures provide useful information to investors regarding our financial condition and results of operations.

Earnings Call and Press Release

SS&C’s Q4 2019 earnings call will take place at 5:00 p.m. eastern time today, February 12, 2020. The call will discuss Q4 2019 and Full Year 2019 results and our guidance and business outlook. Interested parties may dial 844-343-4183 (US and Canada) or 647-689-5128 (International), and request the “SS&C Technologies Fourth Quarter and Full Year 2019 Conference Call”; conference ID #1291231.  In connection with the earnings call, a presentation will be available on SS&C’s website at http://investor.ssctech.com/results.cfm. A replay will be available after 10:00 p.m. eastern time on February 12, 2020, until midnight on February 19, 2020. The replay dial-in number is 800-585-8367 or 416-621-4642; access code #1291231. The call will also be available for replay on SS&C’s website after February 12, 2020; access: http://investor.ssctech.com/results.cfm.

Certain information contained in this press release relating to, among other things, the Company’s financial guidance for the first quarter and full year of 2020 constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance, underlying assumptions, and other statements that are other than statements of historical facts.  Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “may”, “assume”, “intend”, “will”, “continue”, “opportunity”, “predict”, “potential”, “future”, “guarantee”, “likely”, “target”, “indicate”, “would”, “could” and “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words.  Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated.  Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry and other industries in which the Company’s clients operate, the Company’s ability to realize anticipated benefits from its acquisitions, including DST Systems, Inc., the effect of customer consolidation on demand for the Company’s products and services, the increasing focus of the Company’s business on the hedge fund industry, the variability of revenue as a result of activity in the securities markets, the ability to retain and attract clients, fluctuations in customer demand for the Company’s products and services, the intensity of competition with respect to the Company’s products and services, the exposure to litigation and other claims, terrorist activities and other catastrophic events, disruptions, attacks or failures affecting the Company’s software-enabled services, risks associated with the Company’s foreign operations, privacy concerns relating to the collection and storage of personal information, evolving regulations and increased scrutiny from regulators,  the Company’s ability to protect intellectual property assets and litigation regarding intellectual property rights, delays in product development, investment decisions concerning cash balances, regulatory and tax risks, risks associated with the Company’s joint ventures, changes in accounting standards, risks related to the Company’s substantial indebtedness, the market price of the Company’s stock prevailing from time to time, and the risks discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission and can also be accessed on our website.  Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Financial services and healthcare organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C's products and services.

Follow SS&C on Twitter, Linkedin and Facebook.

For more information

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations

Tel: +1-212-367-4705

E-mail: InvestorRelations@sscinc.com

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues:
Software-enabled services	$974.5	$935.2	$3,869.2	$2,798.9
License, maintenance and related	229.0	175.8	763.7	622.2
Total revenues	1,203.5	1,111.0	4,632.9	3,421.1
Cost of revenues:
Software-enabled services	577.8	559.9	2,305.7	1,753.0
License, maintenance and related	80.2	78.1	306.0	298.1
Total cost of revenues	658.0	638.0	2,611.7	2,051.1
Gross profit	545.5	473.0	2,021.2	1,370.0
Operating expenses:
Selling and marketing	92.6	74.7	353.9	211.0
Research and development	100.4	104.0	383.7	318.2
General and administrative	91.2	80.5	369.2	313.9
Transaction expenses	—	1.4	—	97.8
Total operating expenses	284.2	260.6	1,106.8	940.9
Operating income	261.3	212.4	914.4	429.1
Interest expense, net	(100.5)	(97.3)	(404.9)	(271.0)
Other (expense) income, net	(1.4)	(6.6)	25.7	8.2
Equity in earnings (loss) of unconsolidated affiliates, net	1.5	(0.7)	3.6	2.1
(Loss) gain on extinguishment of debt, net	—	1.1	(7.1)	(43.3)
Income before income taxes	160.9	108.9	531.7	125.1
Provision for income taxes	19.3	50.2	93.2	21.9
Net income	$141.6	$58.7	$438.5	$103.2

Basic earnings per share	$0.56	$0.24	$1.73	$0.44
Diluted earnings per share	$0.54	$0.23	$1.66	$0.42

Basic weighted average number of common shares outstanding	253.5	245.6	252.9	232.5
Diluted weighted average number of common and common equivalent shares outstanding	264.4	255.8	264.2	243.7

Net income	$141.6	$58.7	$438.5	$103.2
Other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on interest rate swaps	0.5	—	(2.8)	—
Foreign currency exchange translation adjustment	124.6	(175.7)	92.8	(260.3)
Total other comprehensive income (loss), net of tax	125.1	(175.7)	90.0	(260.3)
Comprehensive income (loss)	$266.7	$(117.0)	$528.5	$(157.1)

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$152.8	$166.7
Funds receivable and funds held on behalf of clients	1,729.9	1,014.7
Accounts receivable, net	669.7	681.7
Contract asset	20.0	18.5
Prepaid expenses and other current assets	204.5	160.1
Restricted cash	9.0	6.4
Total current assets	2,785.9	2,048.1
Investments	160.1	190.5
Unconsolidated affiliates	234.8	239.3
Property, plant and equipment, net	466.4	553.2
Operating lease right-of-use assets	375.3	—
Contract asset	78.6	31.5
Goodwill	7,959.9	7,858.0
Intangible and other assets, net	4,680.1	5,186.9
Total assets	$16,741.1	$16,107.5
Liabilitites and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$76.3	$87.5
Client funds obligations	1,729.9	1,014.7
Accounts payable	36.9	41.4
Income taxes payable	13.3	11.1
Accrued employee compensation and benefits	290.6	322.0
Interest payable	27.6	0.2
Other accrued expenses	268.4	199.2
Deferred revenue	333.2	245.7
Total current liabilities	2,776.2	1,921.8
Long-term debt, net of current portion	7,077.8	8,168.5
Operating lease liabilities	348.6	—
Other long-term liabilities	333.7	235.5
Deferred income taxes	1,088.7	1,201.7
Total liabilities	11,625.0	11,527.5
Total stockholders’ equity	5,116.1	4,580.0
Total liabilities and stockholders’ equity	$16,741.1	$16,107.5

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twelve Months Ended December 31,
	2019	2018
Cash flow from operating activities:
Net income	$438.5	$103.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	775.2	518.5
Equity in earnings of unconsolidated affiliates, net	(3.6)	(2.1)
Cash distributions received from unconsolidated affiliates	2.5	4.2
Stock-based compensation expense	72.4	96.9
Net gains on investments	(35.1)	(0.9)
Amortization and write-offs of loan origination costs and original issue discounts	28.4	13.6
Loss on extinguishment of debt, net	—	43.3
Loss on sale or disposition of property and equipment	2.6	0.3
Deferred income taxes	(87.1)	(105.8)
Provision for doubtful accounts	6.2	4.0
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	9.9	50.4
Prepaid expenses and other assets	49.1	31.9
Contract assets	(48.1)	(22.3)
Accounts payable	(0.7)	(91.0)
Accrued expenses and other liabilities	(43.2)	(2.9)
Income taxes prepaid and payable	(35.0)	(17.4)
Deferred revenue	196.3	16.2
Net cash provided by operating activities	1,328.3	640.1
Cash flow from investing activities:
Cash paid for business acquisitions, net of cash acquired	(94.1)	(7,066.7)
Additions to property and equipment	(63.0)	(33.6)
Proceeds from sale of property and equipment	6.2	9.7
Additions to capitalized software	(67.4)	(55.5)
Investments in securities	(0.3)	(16.4)
Proceeds from sales / maturities of investments	65.1	45.1
Distributions received from unconsolidated affiliates	2.8	7.8
Collection of other non-current receivables	10.2	7.0
Net cash used in investing activities	(140.5)	(7,102.6)
Cash flow from financing activities:
Cash received from debt borrowings	2,241.0	8,744.0
Repayments of debt and acquired debt	(3,364.8)	(3,141.0)
Fees paid for debt extinguishment and refinancing activities	(6.1)	(86.4)
Net increase in client funds obligations	681.6	604.8
Proceeds from exercise of stock options	125.7	84.9
Withholding taxes paid related to equity award net share settlement	(22.8)	(17.5)
Proceeds from common stock issuance, net	—	1,399.1
Purchase of common stock for treasury	(60.3)	—
Dividends paid on common stock	(107.7)	(70.9)
Net cash (used in) provided by financing activities	(513.4)	7,517.0
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1.7	(5.9)
Net increase in cash, cash equivalents and restricted cash	676.1	1,048.6
Cash, cash equivalents and restricted cash, beginning of period	1,113.3	64.7
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$1,789.4	$1,113.3

Reconciliation of cash, cash equivalents and restricted cash and cash equivalents:
Cash and cash equivalents	$152.8	$166.7
Restricted cash and cash equivalents	9.0	6.4
Funds receivable and funds held on behalf of clients	1,627.6	940.2
	$1,789.4	$1,113.3

SS&C Technologies Holdings, Inc. and Subsidiaries

Disclosures Relating to Non-GAAP Financial Measures

Note 1. Reconciliation of Revenues to Adjusted Revenues

Adjusted revenues represents revenues adjusted to include a) amounts that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and b) amounts that would have been recognized if not for adjustments to deferred revenue and retained earnings related to the adoption of ASC 606.  Adjusted revenues is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of our business.  Adjusted revenues is not a recognized term under generally accepted accounting principles (“GAAP”).  Adjusted revenues does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance.  Adjusted revenues as presented herein is not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted revenues to revenues, the GAAP measure we believe to be most directly comparable to adjusted revenues.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2019	2018	2019	2018
Revenues	$1,203.5	$1,111.0	$4,632.9	$3,421.1
ASC 606 adoption impact	6.6	11.3	18.7	39.9
Purchase accounting adjustments impact on revenue	2.1	10.5	17.2	17.7
Adjusted revenues	$1,212.2	$1,132.8	$4,668.8	$3,478.7

The following is a breakdown of software-enabled services and license, maintenance and related revenues and adjusted software-enabled services and license, maintenance and related revenues.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2019	2018	2019	2018
Software-enabled services	$974.5	$935.2	$3,869.2	$2,798.9
License, maintenance and related	229.0	175.8	763.7	622.2
Total revenues	$1,203.5	$1,111.0	$4,632.9	$3,421.1

Software-enabled services	$976.4	$945.6	$3,886.8	$2,815.1
License, maintenance and related	235.8	187.2	782.0	663.6
Total adjusted revenues	$1,212.2	$1,132.8	$4,668.8	$3,478.7

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for amortization of intangible assets, stock-based compensation, purchase accounting adjustments for deferred revenue and related costs, ASC 606 adoption impact and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of our underlying performance.  Adjusted operating income is not a recognized term under GAAP.  Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2019	2018	2019	2018
Operating income	$261.3	$212.4	$914.4	$429.1
Amortization of intangible assets	162.2	142.5	652.0	418.4
Stock-based compensation	16.7	20.8	72.4	96.9
Purchase accounting adjustments (1)	11.2	19.6	52.1	46.5
ASC 606 adoption impact	6.7	11.3	19.0	40.2
Other (2)	11.9	14.9	32.8	178.8
Adjusted operating income	$470.0	$421.5	$1,742.7	$1,209.9

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, facilities and workforce restructuring, legal settlements and business acquisitions.

Note 3. Reconciliation of Net Income to EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA

EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in April 2018, as amended, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. Adjusted Consolidated EBITDA is calculated by subtracting acquired EBITDA (as defined below) from Consolidated EBITDA. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as alternatives to operating income, net income or cash flows from operating activities as indicators of our operating performance. These measures are not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation of EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA to net income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2019	2018	2019	2018
Net income	$141.6	$58.7	$438.5	$103.2
Interest expense, net	100.5	97.3	404.9	271.0
Provision for income taxes	19.3	50.2	93.2	21.9
Depreciation and amortization	192.4	175.6	775.2	518.5
EBITDA	453.8	381.8	1,711.8	914.6
Stock-based compensation	16.7	20.8	72.4	96.9
Acquired EBITDA and cost savings (1)	3.9	24.6	49.6	523.5
Non-cash portion of straight-line rent expense	(0.1)	0.1	0.1	—
Loss (gain) on extinguishment of debt, net	—	(1.1)	7.1	43.3
Equity in (earnings) loss of unconsolidated affiliates, net	(1.5)	0.7	(3.6)	(2.1)
Purchase accounting adjustments (2)	1.6	9.8	14.0	17.8
ASC 606 adoption impact	6.7	11.3	19.0	40.2
Other (3)	13.3	21.4	7.1	170.5
Consolidated EBITDA	$494.4	$469.4	$1,877.5	$1,804.7
Less: acquired EBITDA and cost savings (1)	(3.9)	(24.6)	(49.6)	(523.5)
Adjusted Consolidated EBITDA	$490.5	$444.8	$1,827.9	$1,281.2

(1)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(2)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions.

(3)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business acquisitions and other items.

Note 4. Reconciliation of Net Income to Adjusted Net Income and Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Adjusted net income and adjusted diluted earnings per share represent net income and earnings per share before amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments and other items. We consider adjusted net income and adjusted diluted earnings per share to be important to management and investors because they represent our operational performance exclusive of the effects of amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments, loss on extinguishment of debt and other items, that are not operational in nature or comparable to those of our competitors. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP.  Adjusted net income and adjusted diluted earnings per share do not represent net income or diluted earnings per share, as those terms are defined under GAAP, and should not be considered as alternatives to net income or diluted earnings per share as indicators of our operating performance.  Adjusted net income and adjusted diluted earnings per share as presented herein are not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted net income and adjusted diluted earnings per share to net income and diluted earnings per share, the GAAP measures we believe to be most directly comparable to adjusted net income and adjusted diluted earnings per share.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share data)	2019	2018	2019	2018
GAAP – Net income	$141.6	$58.7	$438.5	$103.2
Plus: Amortization of intangible assets	162.2	142.5	652.0	418.4
Plus: Amortization of deferred financing costs and original issue discount	15.1	4.2	28.4	13.7
Plus: Stock-based compensation	16.7	20.8	72.4	96.9
Plus: Loss (gain) on extinguishment of debt, net	—	(1.1)	7.1	43.3
Plus: Purchase accounting adjustments (1)	11.2	19.6	52.1	46.5
Plus: ASC 606 adoption impact	6.7	11.3	19.0	40.2
(Less) Plus: Equity in (earnings) loss of unconsolidated affiliates, net	(1.5)	0.7	(3.6)	(2.1)
Plus: Other (2)	13.3	21.4	7.1	170.5
Income tax effect (3)	(80.7)	(35.1)	(262.1)	(219.1)
Adjusted net income	$284.6	$243.0	$1,010.9	$711.5
Adjusted diluted earnings per share	$1.08	$0.95	$3.83	$2.92
GAAP diluted earnings per share	$0.54	$0.23	$1.66	$0.42
Diluted weighted-average shares outstanding	264.4	255.8	264.2	243.7

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business acquisitions and other items.

(3)

An estimated normalized effective tax rate of approximately 26% for the three and twelve months ended December 31, 2019 and 26% and 25% for the three and twelve months ended December 31, 2018, respectively, has been used to adjust the provision for income taxes for the purpose of computing adjusted net income.